FINWISE BANCORP REPORTS FIRST QUARTER RESULTS
- Net Income of $3.3 Million for First Quarter of 2024 -
- Diluted Earnings Per Share of $0.25 for First Quarter of 2024 -

MURRAY, UTAH, April 29, 2024 (GLOBE NEWSWIRE) — FinWise Bancorp (NASDAQ: FINW) (“FinWise” or the “Company”), parent company of FinWise Bank (the “Bank”), today announced results for the quarter ended March 31, 2024.
First Quarter 2024 Highlights
•Loan originations were $1.1 billion, compared to $1.2 billion for the quarter ended December 31, 2023, and $0.9 billion for the first quarter of the prior year
•Net interest income was $14.0 million, compared to $14.4 million for the quarter ended December 31, 2023, and $12.1 million for the first quarter of the prior year
•Net Income was $3.3 million, compared to $4.2 million for the quarter ended December 31, 2023, and $3.9 million for the first quarter of the prior year
•Diluted earnings per share (“EPS”) were $0.25 for the quarter, compared to $0.32 for the quarter ended December 31, 2023, and $0.29 for the first quarter of the prior year
•Efficiency ratio was 60.6%, compared to 55.8% for the quarter ended December 31, 2023, and 52.5% for the first quarter of the prior year (1)
•Annualized return on average equity (ROAE) was 8.4%, compared to 10.8% in the quarter ended December 31, 2023, and 11.1% in the first quarter of the prior year
•Non-performing loans were $26.0 million as of March 31, 2024, compared to $27.1 million as of December 31, 2023, and $1.8 million as of March 31, 2023(2)
(1) See “Reconciliation of Non-GAAP to GAAP Financial Measures” for a reconciliation of this non-GAAP measure.
(2) Of the non-performing loans $14.8 million, $15.0 million, and $1.1 million, respectively, as of March 31, 2024, December 31, 2023, and March 31, 2023 is guaranteed by the SBA.

"We are pleased with the first quarter’s robust loan originations and encouraging credit quality performance, which highlights the resiliency of our differentiated business model.” said Kent Landvatter, Chief Executive Officer of FinWise. “We also remained laser focused on executing our strategic initiatives during the quarter as we announced new lending and payments agreements, continued to build out our Payments Hub and BIN Sponsorship platform and deepened our executive bench. In addition, given our strong balance sheet and earnings power, we announced a new share repurchase program. While macro uncertainties persist, we remain on track to deliver on our target to further diversify our business model, which we expect will continue to enhance the Company’s long-term growth.”

Selected Financial Data
	For the Three Months Ended
($s in thousands, except per share amounts)	3/31/2024	12/31/2023	3/31/2023

Net Income	$3,315	$4,156	$3,861
Diluted EPS	$0.25	$0.32	$0.29
Return on average assets	2.2%	2.9%	3.8%
Return on average equity	8.4%	10.8%	11.1%
Yield on loans	14.80%	16.21%	17.24%
Cost of deposits	4.71%	4.82%	3.18%
Net interest margin	10.12%	10.61%	12.51%
Efficiency ratio(1)	60.6%	55.8%	52.5%
Tangible book value per share(2)	$12.70	$12.41	$11.26
Tangible shareholders’ equity to tangible assets(2)	26.6%	26.5%	32.6%
Leverage Ratio (Bank under CBLR)	20.6%	20.7%	24.0%
Full-time Equivalent (FTEs)	175	162	140
(1) This measure is not a measure recognized under United States generally accepted accounting principles, or GAAP, and is therefore considered to be a non-GAAP financial measure. See “Reconciliation of Non-GAAP to GAAP Financial Measures” for a reconciliation of this measure to its most comparable GAAP measure. The efficiency ratio is defined as total noninterest expense divided by the sum of net interest income and noninterest income. The Company believes this measure is important as an indicator of productivity because it shows the amount of revenue generated for each dollar spent.
(2) This measure is not a measure recognized under GAAP and is therefore considered to be a non-GAAP financial measure. Tangible shareholders’ equity is defined as total shareholders’ equity less goodwill and other intangible assets. The most directly comparable GAAP financial measure is total shareholder’s equity. The Company had no goodwill or other intangible assets as of any of the dates indicated. The Company has not considered loan servicing rights or loan trailing fee asset as intangible assets for purposes of this calculation. As a result, tangible shareholders’ equity is the same as total shareholders’ equity as of each of the dates indicated.

Net Income
Net income was $3.3 million for the first quarter of 2024, compared to $4.2 million for the fourth quarter of 2023 and $3.9 million for the first quarter of 2023. The decrease from the prior quarter was primarily due to a decrease in non-interest income resulting from a decline in the fair value of the Company’s investment in Business Funding Group (“BFG”) and lower strategic program fees, an increase in non-interest expense due to increases in salaries and employee benefits and other operating expenses driven by increased spending on business infrastructure, and a decrease in net interest income as our exposure to high rate consumer loans continues to decline. The decrease from the prior year period was primarily due to increases in salaries and employee benefits expense and other expenses driven by increased spending on business infrastructure and was offset in part by increases in net interest income driven by growth in the loans held for investment portfolio and non-interest income resulting from higher fees and gains on sale of loans.

Net Interest Income
Net interest income was $14.0 million for the first quarter of 2024, compared to $14.4 million for the fourth quarter of 2023 and $12.1 million for the first quarter of 2023. The decrease from the prior quarter was primarily due to lower yields earned on the Bank’s loan balances as the Bank continues to step away from high yield loans, partially offset by increases on the Bank’s average balances for the loans held for investment portfolio. The increase from the prior year period was primarily due to increases in the Bank’s average balances for the loans held for investment portfolio, partially offset by increased interest rates paid on deposits and increased average interest-bearing deposit balances.

Loan originations totaled $1.1 billion for the first quarter of 2024, compared to $1.2 billion for the prior quarter and $0.9 billion for the prior year period. Through the first four weeks of April, originations are tracking at roughly the same level as first quarter of 2024 originations.

Net interest margin for the first quarter of 2024 was 10.12%, compared to 10.61% for the prior quarter and 12.51% for the prior year period. The decrease from the prior quarter is primarily attributable to the decreased yields and average balances in the loans held for sale portfolio and was partially offset by volume increases in the loans held for investment portfolio. The decrease from the prior year period was primarily due to increases in net earning assets while the yield on those assets declined coupled with an increase in the funding costs.

Provision for Credit Losses
The Company’s provision for credit losses was $3.2 million for the first quarter of 2024, compared to $3.2 million for the prior quarter and $2.7 million for the prior year period. The provision remained stable when compared to the prior quarter as we continue to reduce the Strategic Program loans held for investment while growing our loan portfolio. Provision for credit losses for the first quarter of 2024 increased when compared to the prior year period due primarily to qualitative factor adjustments based on the increase in nonperforming assets primarily related to the SBA portfolio toward the latter part of 2023. Non-performing assets stabilized in the first quarter of 2024 compared to recent quarters.

Non-interest Income

	For the Three Months Ended
($ in thousands)	3/31/2024	12/31/2023	3/31/2023
Noninterest income:
Strategic Program fees	$3,965	$4,229	$3,685
Gain on sale of loans	415	440	187
SBA loan servicing fees	466	450	591
Change in fair value on investment in BFG	(124)	200	(300)
Other miscellaneous income	742	716	364
Total noninterest income	$5,464	$6,035	$4,527

Non-interest income was $5.5 million for the first quarter of 2024, compared to $6.0 million for the prior quarter and $4.5 million for the prior year period. The decrease from the prior quarter was primarily due to the change in the fair value of the Company’s investment in BFG and a decrease in Strategic Program fees primarily due to lower originations. The increase from the prior year period was mainly due to an increase in miscellaneous income related to increased revenue from growth in the Company’s commercial operating lease portfolio and higher Strategic Program fees and gain on sales.

Non-interest Expense

	For the Three Months Ended
($ in thousands)	3/31/2024	12/31/2023	3/31/2023
Non-interest expense
Salaries and employee benefits	$7,562	$7,396	$5,257
Professional services	1,567	1,433	1,474
Occupancy and equipment expenses	980	923	712
(Recovery) impairment of SBA servicing asset	(198)	(122)	(253)
Other operating expenses	1,896	1,751	1,547
Total noninterest expense	$11,807	$11,381	$8,737

Non-interest expense was $11.8 million for the first quarter of 2024, compared to $11.4 million for the prior quarter and $8.7 million for the prior year period. The increase from the prior quarter was primarily due to an increase in salaries and employee benefits and other operating expenses driven by increased spending to develop the business infrastructure to stand up the new initiatives and govern our growing business. The increase from the prior year period was primarily due to an increase in salaries and employee benefits and other operating expenses driven by increased spending on business infrastructure along with an increase in occupancy and equipment expenses reflecting the growth in our business.

Reflecting the expenses incurred to develop our business infrastructure build, the Company’s efficiency ratio was 60.6% for the first quarter of 2024, compared to 55.8% for the prior quarter and 52.5% for the prior year period.

Tax Rate
The Company’s effective tax rate was 26.5% for the first quarter of 2024, compared to 28.5% for the prior quarter and 26.1% for the prior year period. The decrease from the prior quarter was due primarily to resolution of state tax matters in the prior quarter.

Balance Sheet
The Company’s total assets were $610.8 million as of March 31, 2024, an increase from $586.2 million as of December 31, 2023 and $442.3 million as of March 31, 2023. The increase from December 31, 2023 was primarily due to continued growth in the Company’s commercial leases, SBA, and Strategic Program loans held-for-sale loan portfolios. The increase in total assets compared to March 31, 2023 was primarily due to increases in deposits to support growth in the Company’s SBA, commercial leases, Strategic Program loans held-for-sale, and owner occupied commercial real estate loan portfolios. Also contributing to the total asset increase for both comparison periods was the Company’s ownership increase in its investment in Business Funding Group (“BFG”). The growth in the loan assets was funded in large part by the growth in deposits.

The following table shows the gross loans held for investment balances as of the dates indicated:

	3/31/2024		12/31/2023		3/31/2023
($s in thousands)	Amount	% of total loans	Amount	% of total loans	Amount	% of total loans
SBA	$247,810	63.4%	$239,922	64.5%	$178,663	65.6%
Commercial leases	46,690	11.9%	38,110	10.2%	15,057	5.5%
Commercial, non-real estate	2,077	0.5%	2,457	0.7%	2,833	1.0%
Residential real estate	39,006	10.0%	38,123	10.2%	30,994	11.4%
Strategic Program loans	17,216	4.4%	19,408	5.2%	21,393	7.9%
Commercial real estate:
Owner occupied	21,300	5.4%	20,798	5.6%	15,161	5.6%
Non-owner occupied	2,155	0.6%	2,025	0.5%	1,861	0.7%
Consumer	14,689	3.8%	11,372	3.1%	6,351	2.3%
Total period end loans	$390,943	100.0%	$372,215	100.0%	$272,313	100.0%
Note: SBA loans as of March 31, 2024, December 31, 2023 and March 31, 2023 include $141.7 million, $131.7 million and $75.9 million, respectively, of SBA 7(a) loan balances that are guaranteed by the SBA. The held for investment balance on Strategic Programs with annual interest rates below 36% as of March 31, 2024, December 31, 2023 and March 31, 2023 was $2.7 million, $3.6 million and $6.9 million, respectively.

Total gross loans held for investment as of March 31, 2024 were $390.9 million, an increase from $372.2 million and $272.3 million as of December 31, 2023 and March 31, 2023, respectively. The increase compared to December 31, 2023 was primarily due to increases in the commercial leases, SBA 7(a), and consumer loan portfolios. The increase compared to March 31, 2023 was primarily due to increases in the SBA 7(a), commercial leases, consumer, and residential real estate loan portfolios.

The following table shows the Company’s deposit composition as of the dates indicated:

	As of
	3/31/2024		12/31/2023		3/31/2023
($s in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Noninterest-bearing demand deposits	$107,076	25.2%	$95,486	23.6%	$79,930	28.3%
Interest-bearing deposits:
Demand	48,279	11.4%	50,058	12.4%	42,031	14.8%
Savings	11,206	2.6%	8,633	2.1%	7,963	2.8%
Money market	9,935	2.3%	11,661	2.8%	12,993	4.6%
Time certificates of deposit	247,600	58.4%	238,995	59.0%	140,276	49.5%
Total period end deposits	$424,096	100.0%	$404,833	100.0%	$283,193	100.0%

Total deposits as of March 31, 2024 increased to $424.1 million from $404.8 million and $283.2 million as of December 31, 2023 and March 31, 2023, respectively. The increase from December 31, 2023 was driven primarily by an increase in noninterest-bearing demand deposits and brokered time certificates of deposit. The increase from March 31, 2023 was driven primarily by an increase in brokered time certificate of deposits and noninterest-bearing demand deposits. As of March 31, 2024, 32.4% of deposits at the Bank level were uninsured, compared to 31.1% as of December 31, 2023, and 36.1% as of March 31, 2023. As of March 31, 2024, 5.9% of total deposits at the Bank were required under the Company’s Strategic Program agreements and an additional 9.6% were associated with other accounts owned by the Company or the Bank.

Total shareholders’ equity as of March 31, 2024 increased $7.4 million to $162.5 million from $155.1 million at December 31, 2023. Compared to March 31, 2023, total shareholders’ equity increased by $18.1 million from $144.4 million. The increase from December 31, 2023 was primarily due to the additional capital issued in exchange for the Company’s increased ownership in BFG as well as the Company’s net income. The increase from March 31, 2023 was primarily due to the Company’s net income as well as the aforementioned BFG transaction, partially offset by the repurchase of common stock under the Company’s various repurchase programs.

Bank Regulatory Capital Ratios
The following table presents the leverage ratios for the Bank as of the dates indicated as determined under the Community Bank Leverage Ratio Framework of the Federal Deposit Insurance Corporation:

	As of
Capital Ratios	3/31/2024	12/31/2023	3/31/2023	Well-Capitalized Requirement
Leverage Ratio	20.6%	20.7%	24.0%	9.0%

The leverage ratio decrease from the prior year period primarily results from the growth in the loan portfolio. The Bank’s capital levels remain significantly above well-capitalized guidelines as of March 31, 2024.

Share Repurchase Program
As of March 31, 2024, the Company has repurchased a total of 17,697 shares for $0.2 million under the Company’s share repurchase program announced in March 2024.

Definitive Agreement
The Company entered into a definitive agreement, dated as of July 25, 2023, as amended, with BFG and four members of BFG to acquire an additional 10% of its nonvoting ownership interests in exchange for 339,176 shares of the Company’s stock, subject to regulatory approval and other customary closing conditions. On February 5, 2024, the transaction closed increasing the Company’s total equity ownership of BFG to 20%.

Asset Quality
Nonperforming loans were $26.0 million, or 6.6% of total loans receivable, as of March 31, 2024, compared to $27.1 million or 7.3% of total loans receivable, as of December 31, 2023 and $1.8 million or 0.7% as of March 31, 2023. Of the $26.0 million, $27.1 million, and $1.8 million nonperforming loans as of March 31, 2024, December 31, 2023, and March 31, 2023, respectively, $14.8 million, $15.0 million, and $1.1 million, respectively, are guaranteed by the SBA and $11.2 million, $12.1 million, and $0.7 million, respectively, is the balance of loans which do not carry SBA guarantees. The decrease in nonperforming loans from the prior quarter was primarily attributable to loans returning to performing status and charge-offs The increase in nonperforming loans from the prior year was primarily attributable to several loans in the SBA 7(a) loan portfolio moving to non-accrual status due mainly to the negative impact of elevated interest rates on the Company’s small business borrowers. The Company’s allowance for credit losses to total loans held for investment was 3.2% as of March 31, 2024 compared to 3.5% as of December 31, 2023 and 4.4% as of March 31, 2023. The Company’s increased retention of most of the originated guaranteed portions in its SBA 7(a) loan program has been the primary factor in the decrease in this ratio from the prior quarter and year.

For the first quarter of 2024, the Company’s net charge-offs were $3.4 million consistent with the net charge-offs recorded during the prior quarter and $2.9 million for the prior year period. The increase compared to the first quarter of 2023 was primarily due to increased charge-offs related to the Company’s SBA portfolio, lease financing receivables and consumer loans.

The following table presents a summary of changes in the allowance for credit losses and asset quality ratios for the periods indicated:

	For the Three Months Ended
($s in thousands)	3/31/2024	12/31/2023	3/31/2023
Allowance for Credit Losses:
Beginning Balance(1)	$12,888	$12,986	$11,985
Impact of ASU 2016-13 Adoption	—	—	257
Adjusted Beginning Balance	12,888	12,986	12,242
Provision for Credit Losses(2)	3,145	3,272	2,668
Charge offs
Construction and land development	—	—	—
Residential real estate	(64)	(104)	—
Residential real estate multifamily	—	—	—
Commercial real estate
Owner occupied	(525)	(561)	(122)
Non-owner occupied	—	—	—
Commercial and industrial	(54)	(281)	(18)
Consumer	(41)	(22)	—
Lease financing receivables	(111)	—	—
Strategic Program loans	(2,946)	(2,656)	(3,025)
Recoveries
Construction and land development	—	—	—
Residential real estate	53	3	3
Residential real estate multifamily	—	—	—
Commercial real estate
Owner occupied	3	—	—
Non-owner occupied	—	(11)	—
Commercial and industrial	—	1	2
Consumer	—	—	—
Lease financing receivables	—	—	—
Strategic Program loans	284	261	284
Ending Balance	$12,632	$12,888	$12,034

Asset Quality Ratios	As of and For the Three Months Ended
($s in thousands, annualized ratios)	3/31/2024	12/31/2023	3/31/2023
Nonperforming loans*	$25,996	$27,127	$1,809
Nonperforming loans to total loans held for investment	6.6%	7.3%	0.7%
Net charge offs to average loans held for investment	3.5%	3.8%	4.4%
Allowance for credit losses to loans held for investment	3.2%	3.5%	4.4%
Net charge offs	$3,401	$3,370	$2,876
(1) The Company adopted ASU 2016-13 as of January 1, 2023.
(2) Excludes the provision for unfunded commitments.
*Nonperforming loans as of March 31, 2024, December 31, 2023, and March 31, 2023 include $14.8 million, $15.0 million, and $1.1 million, respectively, of SBA 7(a) loan balances that are guaranteed by the SBA.

Webcast and Conference Call Information
FinWise will host a conference call today at 5:30 PM ET to discuss its financial results for the first quarter of 2024. A simultaneous audio webcast of the conference call will be available on the Company’s investor relations section of the website https://viavid.webcasts.com/starthere.jsp?ei=1662318&tp_key=059546c4bc.

The dial-in number for the conference call is (877) 423-9813 (toll-free) or (201) 689-8573 (international). The conference ID is 13745237. Please dial the number 10 minutes prior to the scheduled start time.

A webcast replay of the call will be available at investors.finwisebancorp.com for six months following the call.

Website Information

The Company intends to use its website, www.finwisebancorp.com, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included in the Company’s website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of the Company’s website, in addition to following its press releases, filings with the Securities and Exchange Commission (“SEC”), public conference calls, and webcasts. To subscribe to the Company’s e-mail alert service, please click the “Email Alerts” link in the Investor Relations section of its website and submit your email address. The information contained in, or that may be accessed through, the Company’s website is not incorporated by reference into or a part of this document or any other report or document it files with or furnishes to the SEC, and any references to the Company’s website are intended to be inactive textual references only.

About FinWise Bancorp
FinWise Bancorp is a Utah bank holding company headquartered in Murray, Utah. FinWise operates through its wholly-owned subsidiary, FinWise Bank, a Utah state-chartered bank. FinWise currently operates one full-service banking location in Sandy, Utah. FinWise is a nationwide lender to and takes deposits from consumers and small businesses. Learn more at www.finwisebancorp.com.

Contacts
investors@finwisebank.com

media@finwisebank.com

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995
This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current views with respect to, among other things, future events and its financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “projection,” “forecast,” “budget,” “goal,” “target,” “would,” “aim” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company’s industry and management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company’s control. The inclusion of these forward-looking statements should not be regarded as a representation by the Company or any other person that such expectations, estimates and projections will be achieved. Accordingly, the Company cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.

There are or will be important factors that could cause the Company’s actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the following: (a) the success of the financial technology industry, as well as the continued evolution of the regulation of this industry; (b) the ability of the Company’s Strategic Program or Fintech Banking Solutions service providers to comply with regulatory regimes, and the Company’s ability to adequately oversee and monitor its Strategic Program and Fintech Banking Solutions service providers; (c) the Company’s ability to maintain and grow its relationships with its service providers; (d) changes in the laws, rules, regulations, interpretations or policies relating to financial institutions, accounting, tax, trade, monetary and fiscal matters, including the application of interest rate caps or maximums; (e) the Company’s ability to keep pace with rapid technological changes in the industry or implement new technology effectively; (f) system failure or cybersecurity breaches of the Company’s network security; (g) potential exposure to fraud, negligence, computer theft and cyber-crime and other disruptions in the Company’s computer systems relating to its development and use of new technology platforms; (h) the Company’s reliance on third-party service providers for core systems support, informational website hosting, internet services, online account opening and other processing services; (i) general economic and business conditions, either nationally or in the Company’s market areas; (j) increased national or regional competition in the financial services industry; (k) the Company’s ability to measure and manage its credit risk effectively and the potential deterioration of the business and economic conditions in the Company’s primary market areas; (l) the adequacy of the Company’s risk management framework; (m) the adequacy of the Company’s allowance for credit losses (“ACL”); (n) the financial soundness of other financial institutions; (o) new lines of business or new products and services; (p) changes in Small Business Administration (“SBA”) rules, regulations and loan products, including specifically the Section 7(a) program or changes to the status of the Bank as an SBA Preferred Lender; (q) the value of collateral securing the Company’s loans; (r) the Company’s levels of nonperforming assets; (s) losses from loan defaults; (t) the Company’s ability to protect its intellectual property and the risks it faces with respect to claims and litigation initiated against the Company; (u) the Company’s ability to implement its growth strategy; (v) the Company’s ability to launch new products or services successfully; (w) the concentration of the Company’s lending and depositor relationships through Strategic Programs in the financial technology industry generally; (x) interest-rate and liquidity risks; (y) the effectiveness of the Company’s internal control over financial reporting and its ability to remediate any future material weakness in its internal control over financial reporting; (z) dependence on our management team and changes in management composition; (aa) the sufficiency of the Company’s capital; (bb) compliance with laws and regulations, supervisory actions, the Dodd-Frank Act, capital requirements, the Bank

Secrecy Act and other anti-money laundering laws, predatory lending laws, and other statutes and regulations; (cc) results of examinations of the Company by its regulators; (dd) the Company’s involvement from time to time in legal proceedings; (ee) natural disasters and adverse weather, acts of terrorism, pandemics, an outbreak of hostilities or other international or domestic calamities, and other matters beyond the Company’s control; (ff) future equity and debt issuances; (gg) that the anticipated benefits new lines of business that the Company may enter or investments or acquisitions the Company may make are not realized within the expected time frame or at all as a result of such things as the strength or weakness of the economy and competitive factors in the areas where the Company and such other businesses operate; and (hh) other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2023 and subsequent reports on Form 10-Q and Form 8-K.

Any forward-looking statement speaks only as of the date of this release, and the Company does not undertake any obligation to publicly update or review any forward-looking statement, whether because of new information, future developments or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence. In addition, the Company cannot assess the impact of each risk and uncertainty on its business or the extent to which any risk or uncertainty, or combination of risks and uncertainties, may cause actual results to differ materially from those contained in any forward-looking statements.

FINWISE BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
($s in thousands)

	As of
	3/31/2024	12/31/2023	3/31/2023
	(Unaudited)		(Unaudited)
ASSETS
Cash and cash equivalents
Cash and due from banks	$3,944	$411	$384
Interest-bearing deposits	111,846	116,564	105,225
Total cash and cash equivalents	115,790	116,975	105,609
Investment securities held-to-maturity, at cost	14,820	15,388	13,880
Investment in Federal Home Loan Bank (FHLB) stock, at cost	349	238	449
Strategic Program loans held-for-sale, at lower of cost or fair value	54,947	47,514	25,413
Loans receivable, net	377,101	358,560	260,221
Premises and equipment, net	15,098	14,630	9,198
Accrued interest receivable	3,429	3,573	2,174
Deferred taxes, net	—	—	1,319
SBA servicing asset, net	4,072	4,231	5,284
Investment in Business Funding Group (BFG), at fair value	8,200	4,200	4,500
Operating lease right-of-use (“ROU”) assets	4,104	4,293	4,855
Income tax receivable, net	2,400	2,400	—
Other assets	10,523	14,219	9,397
Total assets	$610,833	$586,221	$442,299

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits
Noninterest-bearing	$107,076	$95,486	$79,930
Interest-bearing	317,020	309,347	203,262
Total deposits	424,096	404,833	283,192
Accrued interest payable	588	619	117
Income taxes payable, net	3,207	1,873	2,511
Deferred taxes, net	508	748	—
PPP Liquidity Facility	158	190	283
Operating lease liabilities	6,046	6,296	6,781
Other liabilities	13,748	16,606	5,062
Total liabilities	448,351	431,165	297,946

Shareholders’ equity
Common Stock	13	12	13
Additional paid-in-capital	55,304	51,200	54,827
Retained earnings	107,165	103,844	89,513
Total shareholders’ equity	162,482	155,056	144,353
Total liabilities and shareholders’ equity	$610,833	$586,221	$442,299

FINWISE BANCORP
CONSOLIDATED STATEMENTS OF INCOME
($s in thousands, except per share amounts; Unaudited)

	For the Three Months Ended
	3/31/2024	12/31/2023	3/31/2023
Interest income
Interest and fees on loans	$16,035	$16,192	$12,342
Interest on securities	101	101	72
Other interest income	1,509	1,759	987
Total interest income	17,645	18,052	13,401

Interest expense
Interest on deposits	3,639	3,685	1,295
Total interest expense	3,639	3,685	1,295
Net interest income	14,006	14,367	12,106

Provision for credit losses	3,154	3,210	2,671
Net interest income after provision for credit losses	10,852	11,157	9,435

Non-interest income
Strategic Program fees	3,965	4,229	3,685
Gain on sale of loans, net	415	440	187
SBA loan servicing fees	466	450	591
Change in fair value on investment in BFG	(124)	200	(300)
Other miscellaneous income	742	716	364
Total non-interest income	5,464	6,035	4,527

Non-interest expense
Salaries and employee benefits	7,562	7,396	5,257
Professional services	1,567	1,433	1,474
Occupancy and equipment expenses	980	923	712
(Recovery) impairment of SBA servicing asset	(198)	(122)	(253)
Other operating expenses	1,896	1,751	1,547
Total non-interest expense	11,807	11,381	8,737
Income before income tax expense	4,509	5,811	5,225

Provision for income taxes	1,194	1,655	1,364
Net income	$3,315	$4,156	$3,861

Earnings per share, basic	$0.26	$0.33	$0.30
Earnings per share, diluted	$0.25	$0.32	$0.29

Weighted average shares outstanding, basic	12,502,448	12,261,101	12,708,326
Weighted average shares outstanding, diluted	13,041,605	12,752,051	13,172,288
Shares outstanding at end of period	12,793,555	12,493,565	12,824,572

FINWISE BANCORP
AVERAGE BALANCES, YIELDS, AND RATES
($s in thousands; Unaudited)

	For the Three Months Ended
	3/31/2024			12/31/2023				3/31/2023
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate		Average Balance		Interest	Average Yield/Rate
Interest earning assets:
Interest bearing deposits	$111,911	$1,509	5.42%	$125,462	$1,759	5.56%		$88,038		$987	4.55%
Investment securities	15,174	101	2.67%	15,670	101	2.56%		14,142		72	2.07%
Strategic Program loans held for sale	42,452	3,475	32.93%	45,370	4,307	37.66%		31,041		3,061	39.99%
Loans held for investment	387,300	12,560	13.04%	350,852	11,885	13.44%		259,383		9,281	14.51%
Total interest earning assets	556,837	17,645	12.74%	537,354	18,052	13.33%		392,604		13,401	13.84%
Non-interest earning assets	39,123			32,202				22,813
Total assets	$595,960			$569,556				$415,417
Interest bearing liabilities:
Demand	$51,603	$503	3.92%	$47,784	$562	4.67%		$41,532		$385	3.76%
Savings	9,301	19	0.83%	8,096	13	0.65%		8,313		10	0.50%
Money market accounts	10,200	66	2.60%	13,419	53	1.55%		12,089		58	1.96%
Certificates of deposit	239,577	3,051	5.12%	234,088	3,057	5.18%		103,225		842	3.31%
Total deposits	310,681	3,639	4.71%	303,387	3,685	4.82%		165,159		1,295	3.18%
Other borrowings	172	—	0.35%	206	—	0.35%		297		—	0.35%
Total interest bearing liabilities	310,853	3,639	4.71%	303,593	3,685	4.82%		165,456		1,295	3.18%
Non-interest bearing deposits	100,507			92,767				91,701
Non-interest bearing liabilities	25,446			21,099				16,602
Shareholders’ equity	159,154			152,097				141,658
Total liabilities and shareholders’ equity	$595,960			$569,556			$415,417	$415,417
Net interest income and interest rate spread		$14,006	8.04%		$14,367	8.51%			$12,106	$12,106	10.67%
Net interest margin			10.12%			10.61%					12.51%
Ratio of average interest-earning assets to average interest- bearing liabilities			179.13%			177.00%					237.29%

FINWISE BANCORP
SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA
($s in thousands, except per share amounts; Unaudited)

	As of and for the Three Months Ended
	3/31/2024	12/31/2023	3/31/2023
Selected Loan Metrics
Amount of loans originated	$1,091,479	$1,177,704	$908,190
Selected Income Statement Data
Interest income	$17,645	$18,052	$13,401
Interest expense	3,639	3,685	1,295
Net interest income	14,006	14,367	12,106
Provision for credit losses	3,154	3,210	2,671
Net interest income after provision for credit losses	10,852	11,157	9,435
Non-interest income	5,464	6,035	4,527
Non-interest expense	11,807	11,381	8,737
Provision for income taxes	1,194	1,655	1,364
Net income	3,315	4,156	3,861
Selected Balance Sheet Data
Total Assets	$610,833	$586,221	$442,299
Cash and cash equivalents	115,790	116,975	105,609
Investment securities held-to-maturity, at cost	14,820	15,388	13,880
Loans receivable, net	377,101	358,560	260,221
Strategic Program loans held-for-sale, at lower of cost or fair value	54,947	47,514	25,413
SBA servicing asset, net	4,072	4,231	5,284
Investment in Business Funding Group, at fair value	8,200	4,200	4,500
Deposits	424,096	404,833	283,192
Total shareholders' equity	162,482	155,056	144,353
Tangible shareholders’ equity (1)	162,482	155,056	144,353
Share and Per Share Data
Earnings per share - basic	$0.26	$0.33	$0.30
Earnings per share - diluted	$0.25	$0.32	$0.29
Book value per share	$12.70	$12.41	$11.26
Tangible book value per share (1)	$12.70	$12.41	$11.26
Weighted avg outstanding shares - basic	12,502,448	12,261,101	12,708,326
Weighted avg outstanding shares - diluted	13,041,605	12,752,051	13,172,288
Shares outstanding at end of period	12,793,555	12,493,565	12,824,572
Capital Ratios
Total shareholders' equity to total assets	26.6%	26.5%	32.6%
Tangible shareholders’ equity to tangible assets (1)	26.6%	26.5%	32.6%
Leverage Ratio (Bank under CBLR)	20.6%	20.7%	24.0%
(1) This measure is not a measure recognized under United States generally accepted accounting principles, or GAAP, and is therefore considered to be a non-GAAP financial measure. See “Reconciliation of Non-GAAP to GAAP Financial Measures” for a reconciliation of this measure to its most comparable GAAP measure. Tangible shareholders’ equity is defined as total shareholders’ equity less goodwill and other intangible assets. The most directly comparable GAAP financial measure is total shareholder’s equity. We had no goodwill or other intangible assets as of any of the dates indicated. We have not considered loan servicing rights or loan trailing fee asset as intangible assets for purposes of this calculation. As a result, tangible shareholders’ equity is the same as total shareholders’ equity as of each of the dates indicated.

Reconciliation of Non-GAAP to GAAP Financial Measures

Efficiency ratio	Three Months Ended
	3/31/2024	12/31/2023	3/31/2023
($s in thousands)
Non-interest expense	$11,807	$11,381	$8,737
Net interest income	14,006	14,367	12,106
Total non-interest income	5,464	6,035	4,527
Adjusted operating revenue	$19,470	$20,403	$16,633
Efficiency ratio	60.6%	55.8%	52.5%